Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2024 Second Quarter Results

MALVERN, Pa. (August 6, 2024) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement and sensing technologies, today announced its results for its fiscal 2024 second quarter ended June 29, 2024.
Second Fiscal Quarter Highlights:
•Revenues of $77.4 million decreased 14.8% from a year ago.
•Gross profit margin was 41.9%, as compared to 42.6% reported a year ago.
•Adjusted gross profit margin* was 41.9%, as compared to 42.7% reported a year ago.
•Operating margin was 7.6%, as compared to 13.0% reported a year ago.
•Adjusted operating margin* was 7.6%, as compared to 13.2% reported a year ago.
•Diluted net earnings per share of $0.34 compared to $0.60 reported a year ago.
•Adjusted diluted net earnings per share* of $0.31 compared to $0.58 reported a year ago.
•EBITDA* was $11.5 million with an EBITDA margin* of 14.8%.
•Adjusted EBITDA* was $10.2 million with an adjusted EBITDA margin* of 13.2%.
•Cash from operating activities was $7.5 million with adjusted free cash flow* of $4.9 million.

Ziv Shoshani, Chief Executive Officer of VPG, commented, "Sales in the second quarter were 4.2% lower sequentially reflecting continued mixed trends across our markets. Our book-to-bill in the second quarter improved slightly to 0.95, reflecting orders of $73.5 million which declined slightly sequentially. Demand improved in some cyclical markets such as Steel and consumer, while orders were lower in portions of our Test & Measurement market, as well as in Avionics, Military & Space and our industrial markets, primarily due to project timing and continued cautious ordering by our distributor customers."

Mr. Shoshani said: "Given our strong balance sheet and solid cash flow, we are continuing to focus on cost-reduction initiatives while maintaining our ongoing strategic business development aimed at accelerating our long-term growth."
Second Fiscal Quarter and Six Month Financial Trends:
The Company's second fiscal quarter 2024 net earnings attributable to VPG stockholders were $4.6 million, or $0.34 per diluted share, compared to $8.2 million, or $0.60 per diluted share, in the second fiscal quarter of 2023.
In the six fiscal months ended June 29, 2024, net earnings attributable to VPG stockholders were $10.5 million, or $0.78 per diluted share, compared to $15.2 million, or $1.11 per diluted share, in the six fiscal months ended July 1, 2023.
The second fiscal quarter 2024 adjusted net earnings* were $4.2 million, or $0.31 per adjusted diluted net earnings per share*, compared to $8.0 million, or $0.58 per adjusted diluted net earnings per share* in the second fiscal quarter of 2023.
In the six fiscal months ended June 29, 2024, adjusted net earnings* were $9.8 million, or $0.73 per adjusted diluted net earnings per share*, compared to $15.0 million, or $1.10 per adjusted diluted net earnings per share* in the six fiscal months ended July 1, 2023.

Segment Performance:
The Sensors segment revenue of $28.9 million in the second fiscal quarter of 2024 decreased 20.4% from $36.3 million in the second fiscal quarter of 2023. Sequentially, revenue decreased 1.9% compared to $29.4 million in the first fiscal quarter of 2024. The year-over-year decrease in revenues was primarily attributable to lower sales of precision resistors in the Test and Measurement and Avionics, Military and Space (AMS) markets, partially offset by increases in advanced sensors sales in the Other markets, mainly for consumer applications. Sequentially, the decrease primarily reflected lower sales of precision resistors in the Test and Measurement market, partially offset by increases in advanced sensors sales in the Other markets, mainly for consumer applications.
Gross profit margin for the Sensors segment was 38.3% for the second fiscal quarter of 2024. Gross profit margin decreased compared to 40.1% in the second fiscal quarter of 2023, and increased compared to 36.5% in the first fiscal quarter of 2024. The year-over-year decrease in gross profit margin was primarily due to lower volume, partially offset by improved efficiencies and cost reduction programs. Sequentially, the higher gross profit margin was primarily due to improved efficiencies.
The Weighing Solutions segment revenue of $27.4 million in the second fiscal quarter of 2024 decreased 12.2% compared to $31.3 million in the second fiscal quarter of 2023 and was 4.8% lower than $28.8 million in the first fiscal quarter of 2024. The year-over-year decline in revenues was mainly attributable to lower sales of load cells in our Other markets, primarily for precision agriculture and medical applications, and in our Industrial Weighing market. Sequentially, the decreases in revenues was primarily attributable to lower sales in the Transportation market.

Gross profit margin for the Weighing Solutions segment was 37.6% for the second fiscal quarter of 2024, which decreased compared to 38.7% in the second fiscal quarter of 2023, and decreased compared to 39.1% in the first fiscal quarter of 2024. The year-over-year and sequential decrease in gross profit margin were primarily due to lower volume.
The Measurement Systems segment revenue of $21.0 million in the second fiscal quarter of 2024 decreased 9.6% year-over-year from $23.3 million in the second fiscal quarter of 2023 and was 6.6% lower than $22.5 million in the first fiscal quarter of 2024. The year-over-year decrease was primarily attributable to decreased revenue in the Steel and the Transportation markets. Sequentially, the decrease in revenue was primarily due to lower sales of Diversified Technical Systems Inc. ("DTS") products in the AMS and Transportation markets.
Gross profit margin for the Measurement Systems segment was 52.4%, compared to 51.8% (or 52.0% reflecting an adjustment to exclude $41 thousand of purchase accounting adjustment related to the DTS acquisition), in the second fiscal quarter of 2023, and 58.1% in the first fiscal quarter of 2024. The year-over-year adjusted gross profit margin* was slightly higher due to favorable product mix. The sequentially lower adjusted gross profit margin* reflected lower volume with an unfavorable product mix.

Near-Term Outlook
“Given our backlog and the current market conditions, we expect net revenues to be in the range of $70 million to $78 million for the third fiscal quarter of 2024, at constant second fiscal quarter 2024 foreign currency exchange rates,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information:
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DTS acquisition. We define "adjusted operating margin" as operating margin before purchase accounting adjustment related to the DTS acquisition, and restructuring and severance costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustment related to the DTS acquisition, restructuring and severance costs, foreign currency exchange gains and losses, and associated tax effects. We define "EBITDA" as earnings before interest, taxes, depreciation, and amortization. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization before purchase accounting adjustment related to the DTS acquisition, restructuring and severance costs, and foreign currency exchange gains and losses. "Adjusted free cash flow" for the second fiscal quarter of 2024 is defined as the amount of cash generated from operating activities ($7.5 million), in excess of our capital expenditures ($2.6 million), net of proceeds, if any, from the sale of assets.

Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and its Quarterly Reports on Forms 10-Q.
Conference Call and Webcast:
A conference call will be held on Tuesday, August 6, 2024 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-833-470-1428 or internationally +1-404-975-4839 and use passcode 707756, or log on to the investor relations page of the VPG website at ir.vpgsensors.com. A replay will be available approximately one hour after the completion of the call by calling toll-free 1-866-813-9403 or internationally 1-929-458-6194 and by using passcode 293501. The replay will also be available on the “Events” page of investor relations section of the VPG website at ir.vpgsensors.com.
About VPG:
Vishay Precision Group, Inc. (VPG) is a leader in precision measurement and sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive. To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.
Forward-Looking Statements:
From time to time, information provided by us, including, but not limited to, statements in this report, or other statements made by or on our behalf, may contain or constitute "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; impact of inflation; potential issues respecting the United States federal government debt ceiling; global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, and health (including pandemics) instabilities; instability caused by military hostilities in the countries in which we operate (including Israel); difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; our status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; our ability to execute our new corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
info@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	June 29, 2024	July 1, 2023
Net revenues	$77,359	$90,802
Costs of products sold	44,952	52,090
Gross profit	32,407	38,712
Gross profit margin	41.9%	42.6%

Selling, general and administrative expenses	26,501	26,755
Restructuring costs	—	162
Operating income	5,906	11,795
Operating margin	7.6%	13.0%

Other income (expense):
Interest expense	(649)	(1,079)
Other	1,701	1,019
Other income (expense)	1,052	(60)

Income before taxes	6,958	11,735

Income tax expense	2,316	3,384

Net earnings	4,642	8,351
Less: net earnings attributable to noncontrolling interests	39	115
Net earnings attributable to VPG stockholders	$4,603	$8,236

Basic earnings per share attributable to VPG stockholders	$0.34	$0.61
Diluted earnings per share attributable to VPG stockholders	$0.34	$0.60

Weighted average shares outstanding - basic	13,348	13,601
Weighted average shares outstanding - diluted	13,389	13,670

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Six fiscal months ended
	June 29, 2024	July 1, 2023
Net revenues	$158,142	$179,666
Costs of products sold	90,641	103,755
Gross profit	67,501	75,911
Gross profit margin	42.7%	42.3%

Selling, general and administrative expenses	53,895	53,914
Restructuring costs	782	278
Operating income	12,824	21,719
Operating margin	8.1%	12.1%

Other income (expense):
Interest expense	(1,277)	(2,076)
Other	3,561	1,294
Other income (expense)	2,284	(782)

Income before taxes	15,108	20,937

Income tax expense	4,634	5,604

Net earnings	10,474	15,333
Less: net earnings attributable to noncontrolling interests	(20)	133
Net earnings attributable to VPG stockholders	$10,494	$15,200

Basic earnings per share attributable to VPG stockholders	$0.78	$1.12
Diluted earnings per share attributable to VPG stockholders	$0.78	$1.11

Weighted average shares outstanding - basic	13,376	13,593
Weighted average shares outstanding - diluted	13,428	13,661

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	June 29, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$84,128	$83,965
Accounts receivable, net	49,926	56,438
Inventories:
Raw materials	35,799	33,973
Work in process	28,549	26,594
Finished goods	25,748	27,572
Inventories, net	90,096	88,139

Prepaid expenses and other current assets	17,007	14,520
Total current assets	241,157	243,062

Property and equipment:
Land	4,121	4,154
Buildings and improvements	72,406	72,952
Machinery and equipment	131,392	131,738
Software	9,945	9,619
Construction in progress	10,802	11,379
Accumulated depreciation	(141,485)	(139,206)
Property and equipment, net	87,181	90,636

Goodwill	45,491	45,734
Intangible assets, net	42,643	44,634
Operating lease right-of-use assets	26,084	26,953
Other assets	20,233	20,547
Total assets	$462,789	$471,566

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	June 29, 2024	December 31, 2023
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$11,284	$11,698
Payroll and related expenses	17,649	18,971
Other accrued expenses	21,541	22,427
Income taxes	3,704	4,524
Current portion of operating lease liabilities	4,089	4,004
Current portion of long-term debt	31,914	—
Total current liabilities	90,181	61,624

Long-term debt	—	31,856
Deferred income taxes	3,509	3,490
Operating lease liabilities	21,297	22,625
Other liabilities	13,888	14,770
Accrued pension and other postretirement costs	6,880	7,276
Total liabilities	135,755	141,641

Equity:
Common stock	1,336	1,330
Class B convertible common stock	103	103
Treasury stock	(23,388)	(17,460)
Capital in excess of par value	202,765	202,672
Retained earnings	192,560	182,066
Accumulated other comprehensive loss	(46,365)	(38,869)
Total Vishay Precision Group, Inc. stockholders' equity	327,011	329,842
Noncontrolling interests	23	83
Total equity	327,034	329,925
Total liabilities and equity	$462,789	$471,566

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Six Fiscal Months Ended
	June 29, 2024	July 1, 2023
Operating activities
Net earnings	$10,474	$15,333
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,859	7,725
Loss (gain) on sale of property and equipment	(155)	28
Share-based compensation expense	953	1,229
Inventory write-offs for obsolescence	1,163	1,049
Deferred income taxes	483	507
Foreign currency impacts and other items	(3,602)	(1,557)
Net changes in operating assets and liabilities:
Accounts receivable	4,925	(956)
Inventories	(4,155)	(5,697)
Prepaid expenses and other current assets	(2,733)	2,726
Trade accounts payable	1,081	(684)
Other current liabilities	(1,293)	(593)
Other non current assets and liabilities, net	(841)	(292)
Accrued pension and other postretirement costs, net	(289)	(606)
Net cash provided by operating activities	13,870	18,212

Investing activities
Capital expenditures	(5,178)	(6,874)
Proceeds from sale of property and equipment	347	12
Net cash used in investing activities	(4,831)	(6,862)

Financing activities
Purchase of treasury stock	(5,887)	(420)
Distributions to noncontrolling interests	(40)	(46)
Payments of employee taxes on certain share-based arrangements	(854)	(825)
Net cash used in financing activities	(6,781)	(1,291)
Effect of exchange rate changes on cash and cash equivalents	(2,095)	(100)
Increase in cash and cash equivalents	163	9,959

Cash and cash equivalents at beginning of period	83,965	88,562
Cash and cash equivalents at end of period	$84,128	$98,521

Supplemental disclosure of investing transactions:
Capital expenditures accrued but not yet paid	$972	$1,118
Supplemental disclosure of financing transactions:
Excise tax on net share repurchases accrued but not yet paid	41	—

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three months ended	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
As reported - GAAP	$32,407	$38,712	$5,906	$11,795	$4,603	$8,236	$0.34	$0.60
As reported - GAAP Margins	41.9%	42.6%	7.6%	13.0%
Acquisition purchase accounting adjustments	—	41	—	41	—	41	—	—
Restructuring costs	—	—	—	162	—	162	—	0.01
Foreign currency exchange gain	—	—	—	—	(1,289)	(794)	(0.10)	(0.05)
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	(836)	(312)	(0.06)	(0.02)
As Adjusted - Non GAAP	$32,407	$38,753	$5,906	$11,998	$4,150	$7,957	$0.31	$0.58
As Adjusted - Non GAAP Margins	41.9%	42.7%	7.6%	13.2%

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Six fiscal months ended	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
As reported - GAAP	$67,501	$75,911	$12,824	$21,719	$10,494	$15,200	$0.78	$1.11
As reported - GAAP Margins	42.7%	42.3%	8.1%	12.1%
Acquisition purchase accounting adjustments	—	90	—	90	—	90	—	0.01
Restructuring costs	—	—	782	278	782	278	0.06	0.02
Severance cost	—	—	347	—	347	—	0.03	—
Foreign currency exchange gain	—	—	—	—	(2,878)	(856)	(0.21)	(0.06)
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	(1,074)	(280)	(0.08)	(0.02)
As Adjusted - Non GAAP	$67,501	$76,001	$13,953	$22,087	$9,819	$14,992	$0.73	$1.10
As Adjusted - Non GAAP Margins	42.7%	42.3%	8.8%	12.3%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	June 29, 2024	July 1, 2023	March 30, 2024
Sensors
As reported - GAAP	$11,066	$14,549	$10,732
As reported - GAAP Margins	38.3%	40.1%	36.5%
As Adjusted - Non GAAP	$11,066	$14,549	$10,732
As Adjusted - Non GAAP Margins	38.3%	40.1%	36.5%

Weighing Solutions
As reported - GAAP	$10,310	$12,107	$11,266
As reported - GAAP Margins	37.6%	38.7%	39.1%
As Adjusted - Non GAAP	$10,310	$12,107	$11,266
As Adjusted - Non GAAP Margins	37.6%	38.7%	39.1%

Measurement Systems
As reported - GAAP	$11,031	$12,056	$13,094
As reported - GAAP Margins	52.4%	51.8%	58.1%
Acquisition purchase accounting adjustments	—	41	—
As Adjusted - Non GAAP	$11,031	$12,097	$13,094
As Adjusted - Non GAAP Margins	52.4%	52.0%	58.1%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarter ended
	June 29, 2024	July 1, 2023	March 30, 2024
Net earnings attributable to VPG stockholders	$4,603	$8,236	$5,891
Interest Expense	649	1,079	628
Income tax expense	2,316	3,384	2,318
Depreciation	2,992	2,933	3,016
Amortization	924	934	927
EBITDA	11,484	$16,566	$12,780
EBITDA MARGIN	14.8%	18.2%	15.8%
Acquisition purchase accounting adjustments	—	41	—
Restructuring costs	—	162	782
Foreign currency exchange gain	(1,289)	(794)	(1,589)
ADJUSTED EBITDA	$10,196	$15,975	$12,320
ADJUSTED EBITDA MARGIN	13.2%	17.6%	15.3%